SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2008

DRYCLEAN USA, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-14757	11-2014231
(Commission File Number)	(IRS Employer Identification No.)

290 N.E. 68 Street, Miami, Florida	33138
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (305) 754-4551

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On December 23, 2008, the Company received a proposal (the “Proposal”) from members of the Steiner family, the principal stockholders of the Company, to acquire all of the outstanding shares of the Company’s Common Stock. It is presently proposed that the transaction would be structured as a merger of the Company with a company to be owned by the Steiner family pursuant to which the public stockholders of the Company would receive $0.85 per share in cash, or an aggregate of approximately $2.55 million, for the approximately 3 million shares (approximately 43% of outstanding shares) of the Company’s Common Stock not currently owned by the members of the Steiner family.

The Proposal is subject, among other things, to (i) entering into a definitive agreement with respect to the transaction, (ii) approval of the transaction by a special committee of the Company’s Board of Directors, and the full Board of Directors, (iii) receipt of satisfactory financing for the transaction and (iv) receipt of a fairness opinion from a financial advisor to the special committee of the Board stating that the proposed transaction is fair, from a financial point of view, to the public stockholders.

The foregoing is a summary of the Proposal and is qualified in its entirety by reference to the Proposal, which is attached to this Report as Exhibit 99.1 and is incorporated herein by reference.

On December 23, 2008, the Company issued a press release announcing that it had received the Proposal. A copy of the press release is attached as Exhibit 99.2 to this Report and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits:
99.1	Proposal dated December 23, 2008 on behalf of Michael S. Steiner and William K. Steiner and Sheila S. Steiner, co-trustees of the William K. Steiner Revocable Trust.
99.2	The Company’s press release dated December 23, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DRYCLEAN USA, Inc.
Date: December 24, 2008	By: /s/ Venerando J. Indelicato Venerando J. Indelicato Treasurer and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Proposal dated December 23, 2008 on behalf of Michael S. Steiner and William K. Steiner and Sheila S. Steiner, co-trustees of the William K. Steiner Revocable Trust.

99.2	The Company’s press release dated December 23, 2008.

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